Exhibit 99.1

P.O. Box 25099 Richmond, VA 23260 ● phone: (804) 359-9311 ● fax (804) 254-3584

PRESS RELEASE

CONTACT	RELEASE

Candace C. Formacek	Immediately
Phone: (804) 359-9311
Fax: (804) 254-3584
Email: investor@universalleaf.com

Universal Corporation’s David C. Moore to Retire as CFO

Johan C. Kroner Named Successor

Richmond, VA ● February 8, 2018 / PRNEWSWIRE

David C. Moore, Senior Vice President and Chief Financial Officer of Universal Corporation (NYSE:UVV) (“Universal” or the “Company”), has announced his plans to retire effective August 31, 2018. The Board of Directors has named Johan C. Kroner, currently Senior Vice President, to succeed Mr. Moore as Chief Financial Officer as of September 1, 2018.

Mr. Moore has been with Universal since 1978 and has served as Chief Financial Officer since 2008. He began his career in the areas of finance and international operations and became Vice President and Chief Administrative Officer in 2006. Prior to that, Mr. Moore was responsible for oversight of the Company’s administrative offices in Europe from 1999 to 2005.

Mr. George C. Freeman, III, Chairman, President and Chief Executive Officer stated, “David’s vast experience with the Company has been a tremendous asset to me and the rest of management. We will miss him dearly, but we are all excited for him as he embarks on his next adventure in life.”

Mr. Moore said, “I have been fortunate to spend more than 40 years with Universal in an extremely rewarding career, and I have been honored to be part of a great team of extraordinary people. I will retire knowing that the Company is well positioned and in good hands. I look forward to continuing to work with Johan to ensure a successful transition of my responsibilities.”

Mr. Kroner has been with the Company since 1993 and has served in numerous positions of increasing responsibilities in finance and operations, including overseas assignments in England and Italy. He brings an in-depth knowledge of the Company’s worldwide operations to his future responsibilities. Mr. Kroner received undergraduate degrees in Economics and Management from Rutgers University – Camden and an MBA from Temple University.

Mr. Kroner noted, “Since joining Universal, David has been instrumental in my career development. We have worked closely together both in Richmond and overseas. David’s exemplary

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work ethic, guidance and knowledge will be missed. However, I am confident that the experienced and dedicated team that David has assembled will assist me as I assume this important role. I would like to thank him and the rest of the management team for their confidence and support.”

Headquartered in Richmond, Virginia, Universal Corporation is the leading global leaf tobacco supplier and conducts business in more than 30 countries. Its revenues for the fiscal year ended March 31, 2017, were $2.1 billion. For more information on Universal Corporation, visit its website at www.universalcorp.com.

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